Exhibit 5

26 February 2016

To:	Board of Directors

Pentair plc

Arthur Cox Building

Earlsfort Centre

Earlsfort Terrace

Dublin 2

Re:	Pentair plc (the “Company”)

Dear Sirs,

1.	Basis of Opinion

We are acting as Irish counsel to the Company, registered number 536025, a public company limited by shares, incorporated under the laws of Ireland, with its registered office at Arthur Cox Building, Earlsfort Centre, Earlsfort Terrace, Dublin 2, in connection with the registration statement on Form S-3 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission (the “SEC”) on 26 February 2016 under the Securities Act of 1933, as amended (the “Securities Act”) with respect to 164,618 ordinary shares with nominal value US$0.01 per share of the Company (the “Shares”) that may be delivered pursuant to the Company’s 2012 Stock and Incentive Plan (known as the Pentair plc 2012 Stock and Incentive Plan) (the “Plan”) as assumed by the Company, pursuant to a Swiss law governed merger (the “Merger”) agreement (the “Merger Agreement”) entered into between the Company and Pentair Ltd., a Swiss company limited by shares, on 10 December 2013 and consummated on 3 June 2014. Pursuant to the Merger Agreement each outstanding Pentair Ltd. common share, par value CHF 0.50, was converted into one of the Company’s ordinary shares of US$0.01 par value per share.

1.1	This Opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigation of and we express no opinion as to the laws of any other jurisdiction or the effect thereof. This Opinion speaks only as of its date.

1.2	This Opinion is also strictly confined to the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter.

1.3	As Irish counsel to the Company in connection with the registration of the Shares, we have examined:

(a)	the documents listed in the schedule (the “Schedule”) to this opinion (the “Documents”);

(b)	the legal searches listed at section 1.7 below (the “Searches”); and

(c)	such other documents and records as we have deemed necessary to enable us to render the opinions set forth below.

1.4	We express no opinion and make no representation or warranty as to any matter of fact or in respect of any documents which may exist in relation to the Plan or the Shares other than the Documents.

1.5	In giving this Opinion, we have relied on the Corporate Certificate (as defined in the Schedule to this Opinion) and the Searches and we give this Opinion on the terms that no further investigation or diligence in respect of any matter referred to in the Corporate Certificate or the Searches is required of us.

1.6	In giving this Opinion, we have examined and relied on copies of the Documents sent to us by email in pdf or other electronic format.

1.7	For the purpose of giving this opinion, we have caused to be made the following Searches against the Company on 26 February 2016:

(a)	on the file of the Company maintained by the Registrar of Companies in Dublin for mortgages, debentures or similar charges or notices thereof and for the appointment of any receiver, examiner or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the five years immediately preceding the date of the search; and

(c)	in the Central Office of the High Court in Dublin for any proceedings and petitions filed in the last two years.

2.	Opinion

Subject to the assumptions set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:

2.1	The Company is a public company limited by shares and is duly incorporated and validly existing under the laws of Ireland.

2.2	The Shares have been duly authorised pursuant to resolutions of the board of directors of the Company and, when issued (and, if required, paid for in cash) in accordance with the terms of the Merger Agreement and the terms and conditions referred to or summarised in the applicable resolutions and the Plan, will be validly issued, fully paid up and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such Shares).

3.	Assumptions

For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

The Plan

3.1	that when filed with the SEC, the Plan will not differ in any material respect from the drafts that we have examined;

3.2	that the Shares will be allotted and issued in the manner stated in the Plan;

3.3	that any awards granted pursuant to the Plan will be paid up in consideration of the receipt by the Company prior to, or simultaneously with, the issue of the Shares pursuant thereto of cash at least equal to the nominal value of such Shares and that where Shares are issued under the Plan without the requirement for the payment of cash consideration by or on behalf of the relevant beneficiary, then such shares shall either be fully paid up by the Company or one of its subsidiaries within the time permitted by Section 1027(1) of the Companies Act 2014 (the “Act”) (and, in the case of the Company or a subsidiary incorporated in Ireland, in a manner permitted by Sections 82(6) and 1043(1) of the Act or issued for consideration as set out in Section 1028(2) of the Act;

3.4	that the exercise of any options granted under the Plan and the issue of the Shares upon exercise of such options (and the issue of the Shares in connection with any other awards granted under the Plan) will be conducted in accordance with the terms and the procedures described in the Plan and the applicable award agreement;

3.5	that the Company has sufficient share capital to issue the required number of Shares to be delivered to recipients of any awards granted under the Plan;

Authenticity and bona fides

3.6	the completeness and authenticity of all Documents submitted to us as originals or copies of originals (and in the case of copies, conformity to the originals of such copies), the genuineness of all signatories, stamps and seals thereon and where incomplete Documents have been submitted to us that the originals of such Documents are identical to the last draft of the complete Documents submitted to us;

3.7	that the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof;

3.8	that there is, at the relevant time of the allotment and issue of the Shares, no matter affecting the authority of the directors to issue and allot the Shares, not disclosed by the Memorandum and Articles of Association or the resolutions produced to us, which would have any adverse implications in relation to the opinions expressed in this Opinion;

Accuracy of searches and warranties

3.9	the accuracy and completeness of the information disclosed in the searches referred to in section 1.7 above and that such information has not since the time of such search or enquiry been altered. It should be noted that searches at the Companies Registration Office, Dublin, do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of or the appointment of a receiver or an examiner to the Company;

3.10	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Documents.

4.	Disclosure

This Opinion is addressed to you in connection with the registration of the Shares with the SEC. We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement to be filed with the SEC and to the use of our name in the Registration Statement.

The opinion is governed by and construed in accordance with the laws of Ireland.

Yours faithfully

/s/ Arthur Cox

ARTHUR COX

SCHEDULE

The Documents

1.	A copy of the Registration Statement to be filed by the Company with the SEC.

2.	Pentair plc 2012 Stock and Incentive Plan.

3.	Deed poll of assumption relating to all the equity incentive plans and outstanding awards of Pentair Ltd. dated 20 May 2014.

4.	The Merger Agreement dated 10 December 2013 and entered into by the Company and Pentair Ltd.

5.	A copy of the written resolution of the shareholders of the Company dated 20 May 2014 approving, among other things, the transfer and adoption by the Company of the rights and obligations of Pentair Ltd. under the Plan and the adoption of the memorandum and articles of association of the Company.

6.	A copy of the resolutions of the board of directors of the Company dated:

(i)	10 December 2013 approving the Merger Agreement;

(ii)	25 February 2014 regarding, among other things, the approval of the issue of the Shares of the Company; and

(iii)	19 May 2014 approving, among other things, the filing of the Amendment to the Registration Statement with the SEC and the assumption of all the rights and obligations of Pentair Ltd. under the Plan.

7.	A corporate certificate of a director of the Company dated 26 February 2016 (the “Corporate Certificate”).

8.	A copy of the memorandum and articles of association of the Company as adopted on 20 May 2014.

9.	A copy of the Certificate of Incorporation of the Company dated 28 November 2013.

10.	Letter of Status from the Irish Companies Registration Office dated 26 February 2016.

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